UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2006
QLOGIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	0-23298 (Commission File Number)	33-0537669 (IRS Employer Identification No.)

26650 Aliso Viejo Parkway, Aliso Viejo, California (Address of principal executive offices)		92656 (Zip Code)
Registrant’s telephone number, including area code: (949) 389-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     The Board of Directors of QLogic Corporation (the “Company”) has approved a new form of indemnification agreement attached as Exhibit 10.1 hereto (the “Indemnification Agreement”) and has authorized the Company to enter into the Indemnification Agreements with each of its directors and executive officers.
     The Indemnification Agreement provides, among other things, that, subject to the procedures set forth in the Indemnification Agreement: (i) the Company will indemnify the Indemnitee (as defined in the Indemnification Agreement) to the fullest extent permitted by law in the event Indemnitee is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding (as defined in the Indemnification Agreement) by reason of his or her Corporate Status (as defined in the Indemnification Agreement); (ii) if requested by Indemnitee, and subject to certain exceptions, the Company will advance Expenses (as defined in the Indemnification Agreement) to the Indemnitee; (iii) if there is a Change of Control (as defined in the Indemnification Agreement) of the Company, the Company will seek the advice of Independent Counsel (as defined in the Indemnification Agreement) with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and advances under the Indemnification Agreement or any provision of the Company’s charter or bylaws; (iv) the rights of the Indemnitee under the Indemnification Agreement are in addition to any other rights the Indemnitee may have under the Company’s charter or bylaws or the Delaware General Corporation Law or otherwise; and (v) to the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Indemnitee will be covered in a manner that provides the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers. In addition, the Indemnification Agreement establishes guidelines as to the defense and settlement of claims by the parties, the relevant burden of proof, reliance as a safe harbor and security.
     The foregoing summary of the Indemnification Agreement is qualified in its entirety by reference to the full text of the Indemnification Agreement attached as Exhibit 10.1 hereto and incorporated by reference herein.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On April 3, 2006, the Company completed its acquisition of PathScale, Inc. (“PathScale”) and acquired all outstanding shares of PathScale. Pursuant to the Merger Agreement, dated as of February 15, 2006 (the “Merger Agreement”), among the Company, PS Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), PathScale and a representative of the holders of capital stock of PathScale, Merger Sub merged with and into PathScale (the “Merger”), as a result of which PathScale became a wholly owned subsidiary of the Company. The purchase price was $116,000,000, which included the purchase of vested stock options. $15,000,000 of the purchase price was paid into an escrow account and will be held for an 18 month period (“Escrow Amount”) after the effective date of the Merger. The Escrow Amount is set aside for potential claims under the Merger Agreement.
     Under the terms of the Merger Agreement, each issued and outstanding share of

PathScale capital stock was converted into the right to receive the amount in cash provided for in the Merger Agreement. Each option granted under the PathScale, Inc. 2001 Stock Incentive Plan (the “Plan”) that was vested at the time of the Merger was converted into the right to receive a cash payment, subject to applicable tax withholding requirements, equal to (i) the excess of $0.3327 less the per-share exercise price of such vested option multiplied by (ii) the number of shares of PathScale common stock issuable upon exercise of such vested option. Each option granted under the Plan that was unvested at the time of the Merger was assumed by the Company and adjusted based on an exchange ratio of 0.0172.
     The foregoing description is qualified in its entirety by reference to the Merger Agreement, which was previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 17, 2006.
     The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Item 9.01 Financial Statements and Exhibits.
     (a) Financial Statements of Businesses Acquired.
     Not required.
     (b) Pro Forma Financial Information.
     Not required.
     (d) Exhibits.

Exhibit
Number	Description
10.1	Form of Indemnification Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION
April 7, 2006	/s/ Anthony J. Massetti
Anthony J. Massetti
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Form of Indemnification Agreement